MAN INVESTMENTS (USA), LLC

August 17, 2010

To the Trustees of:

Man Long Short Fund
123 North Wacker Drive, Suite 2800
Chicago, Ill 60606

Re:  Expense Limitation Agreement

With reference to the Investment Advisory Agreement entered into by Man Investments (USA), LLC (the "Adviser") with Man Long Short Fund (the “Fund”) on the August 17 day of August 17 2010, we hereby notify you as follows:

1.           Through [__], 2012, the Adviser agrees to waive and/or reimburse the Fund for its management fee and, to the extent necessary, bear other expenses, to limit the total annualized expenses (excluding borrowing and investment-related costs and fees, taxes, extraordinary expenses and fees and expenses of underlying funds) of Class A Shares and Class B Shares of the Fund to the amounts of 1.25% and 2.25% per annum, respectively, of net assets attributable to such shares of the Fund.

2.           The Adviser shall be permitted to recover expenses it has borne subsequent to the effective date of this agreement (whether through reduction of its management fee or otherwise) in later periods to the extent that the Fund's expenses fall below the annual rates set forth above.  Provided, however, that the Fund is not obligated to pay any such reimbursed fees more than three years after the end of the fiscal year in which the fee was borne by the adviser.

3.           During the periods covered by this letter agreement, the expense limitation arrangement set forth above for the Fund may only be modified by a majority vote of the "non-interested" trustees of the Fund (as defined under the Investment Company act of 1940, as amended (the "1940 Act") affected.

4.           We understand and intend that you will rely on this undertaking in preparing and filing the Registration Statements on Form N-2 for the above-referenced Fund with the Securities and Exchange Commission, in accruing the Fund's expenses for purposes of calculating its net asset value per share and for other purposes permitted under Form N-2 and/or the 1940 Act, and expressly permit you to do so.

Very truly yours, Man Investments (USA), LLC

By:
John Rowsell Managing Director

ACCEPTED AND AGREED TO ON BEHALF OF:
Man Long Short Fund

By:
Kirsten Ganschow Secretary